PIPER JAFFRAY COMPANIES

DIRECTOR INDEPENDENCE STANDARDS

As Adopted by the Board of Directors on December 9, 2004

The Board of Directors of Piper Jaffray Companies has adopted these Director Independence Standards to assist the Board in making determinations of director independence in accordance with the rules of the New York Stock Exchange.

The Board will assess the independence of each director on an annual basis prior to approving director nominees for inclusion in the proxy statement for the Company’s annual meeting of shareholders. If a director is appointed to the Board between annual meetings, the Board will assess the director’s independence at the time of such appointment. Directors must notify the Board promptly of any change in circumstances that might be perceived as putting the director’s independence at issue. If so notified, the Board will reevaluate the director’s independence as soon as practicable.

Under these standards, a director will be deemed independent for purposes of service on the Board only if:

(1)	the director does not have any relationship described in NYSE Rule 303A.02(b);

(2)	in the event the director has a relationship that exceeds the limits described below, the Board determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material; and

(3)	the Board reviews all commercial, banking, consulting, legal, accounting, charitable, familial and other relationships the director has with the Company that are not of a type described below, and determines in its judgment, after broad consideration of all relevant facts and circumstances, that the relationship is not material.

The fact that a particular relationship or transaction is required to be disclosed in the annual proxy statement under SEC rules will not be dispositive for purposes of determining whether the relationship or transaction is material. If the Board determines that a relationship described in (2) or (3) above is not material, the basis for that determination will be explained in the Company’s annual proxy statement, as required by NYSE Rule 303A.02(a)(2).

The following relationships will not be deemed to be material relationships that would cause a director not to be independent:

(a) the Company has made payments for goods or services to, or has received payments for goods or services from, the primary business affiliation1 of the director or an immediate family member2 of the director in an aggregate amount during a fiscal year that does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues for that fiscal year;

(b) lending relationships, deposit relationships, or other banking relationships between the Company, on one hand, and a director’s or immediate family member’s primary business affiliation, on the other hand, if the relationship is in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated non-affiliates;

(c) the director or an immediate family member, or their primary business affiliation, maintains a brokerage, margin or similar account with, or has purchased investment services, investment products, securities or similar products and services from the Company, including ownership of interests in partnerships or funds sponsored or managed by the Company, if the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated non-affiliates;

(d) the director or an immediate family member is a partner or associate of, or of counsel to, a law firm providing services to the Company if (i) such person has not personally provided legal services to the Company, and (ii) the aggregate payments received by the law firm from the Company in any fiscal year do not exceed the greater of $1 million or 2% of the law firm’s consolidated gross revenues for that fiscal year;

(e) a relationship arising solely from a director’s or an immediate family member’s ownership of an equity or limited partnership interest in an entity that engages in a transaction with the Company, if the director’s or immediate family member’s ownership interest does not exceed 5% of the total equity or partnership interests in that other entity;

(f) a relationship arising solely from a director’s position as a director of another company that provides services to, or is provided services by, the Company;

(g) a relationship arising solely because an immediate family member of the director is a director or employee of another company that provides services to, or is provided services by, the Company;

(h) the director or an immediate family member has received personal loans from the Company that are specifically permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and any regulations adopted thereunder; and

(i) the director or an immediate family member is a director, trustee or executive officer of a foundation, university or other non-profit organization that receives from the Company or the Piper Jaffray Foundation charitable contributions in an amount that does not exceed the greater of $100,000 or 5% of the organization’s aggregate annual charitable receipts during its preceding fiscal year.

1For purposes of these standards, a director’s “primary business affiliation” means an entity of which the director is an executive officer, partner or employee or owns directly or indirectly at least a 10% equity interest, and an immediate family member’s “primary business affiliation” means an entity of which the immediate family member is an executive officer, general partner or owns directly or indirectly at least a 10% equity interest.

2For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.